Walmart Reports First Quarter Results

•Strong revenue growth of 7.6%; operating income growing faster at 17.3% •eCommerce up 26% globally •GAAP EPS of $0.62; Adjusted EPS of $1.47[1] •Guides Q2 and raises FY24 outlook

BENTONVILLE, Ark., May 18, 2023 – Walmart Inc. (NYSE: WMT) announces first quarter results, including strong revenue and operating income growth of 7.6% and 17.3%, respectively. Operating expense leverage, along with progress from the Company’s connected value streams, including advertising, helps deliver operating margin expansion. The Company sees strong comp sales globally, including 7.4%[3] for Walmart U.S., as its omnichannel model continues to resonate with customers and members.
“

We had a strong quarter. Comp sales were strong globally with eCommerce up 26%. We leveraged expenses, expanded operating margin, and grew profit ahead of sales. And a big thank you to our associates, who continue to step up and deliver for customers and members whenever and however they want to be served.”

Doug McMillon
President and CEO, Walmart

First Quarter Highlights

•Consolidated revenue of $152.3 billion, up 7.6%, or 7.7% in constant currency (“cc”)[1]
•Consolidated gross margin rate declines 18 basis points on mix of sales
•Consolidated operating expenses as a percentage of net sales down 58 basis points
•Consolidated operating income up $0.9 billion, or 17.3%, operating margin up 34 bps
•ROA at 4.5%; ROI at 12.7%[1], negatively affected by discrete charges totaling 140bps in Q3 & Q4 FY23
•Global advertising business[2] grew over 30%
•Walmart U.S. comp sales up 7.4%[3]; eCommerce up 27%, led by pickup & delivery
•PhonePe reaches more than $1 trillion in annualized TPV[4]
•Company commits to build its own EV fast-charging network at thousands of its locations in the U.S.

[1] See additional information at the end of the release regarding non-GAAP financial measures.
[2] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
[3] Comp sales for the 13-week period ended April 28th, 2023 compared to the 13-week period ended April 29th, 2022, and excludes fuel. See Supplemental Financial Information for additional information.
[4] Represents Total Payment Volume. See earnings terminology at stock.walmart.com
“cc” - constant currency

Key Financial Metrics
Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding.

Total Revenue

+7.6%
$141.6
$152.3
FY'23 Q1
FY'24 Q1

Gross Profit Rate

-18 bps
23.8%
23.7%
FY'23 Q1
FY'24 Q1

Operating Income

+17.3%
$5.3
$6.2
FY'23 Q1
FY'24 Q1

GAAP/Non-GAAP EPS[1]

+13.1%
$0.74
$1.30
$0.62
$1.47
FY'23 Q1
FY'24 Q1

Balance Sheet and Liquidity

•Cash and cash equivalents of $10.6 billion
•Total debt of $49.5 billion[2]
•Operating cash flow of $4.6 billion, an increase of $8.4 billion
•Free cash flow of $0.2 billion[1], an increase of $7.5 billion
•Repurchased 4.8 million shares[3], returning $0.7 billion to shareholders

[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[3] $18.6 billion remaining of $20 billion authorization approved in November 2022.

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	FY’24Q1	FY’23Q1	Change
Net Sales	$103.9	$96.9	$7.0	7.2%
Comp Sales (ex. fuel)[2]	7.4%	3.0%	NP	NP
Transactions	2.9%	flat	NP	NP
Average Ticket	4.4%	3.0%	NP	NP
eCommerce contribution to comp	~270 bps	~(30) bps	NP	NP
Operating Income	$5.0	$4.5	$0.5	11.7%

Walmart U.S.
•Growth in eCommerce of 27%, with strength in pickup & delivery and advertising
•Walmart Connect advertising grew nearly 40%
•Gained market share in grocery, including with higher-income households
•Operating expense leverage of 65 bps, partially offset by 41 bps decline in gross profit rate
•Inventory declined 9% with higher in-stock levels

Walmart International	FY’24Q1	FY’23Q1	Change
Net sales	$26.6	$23.8	$2.8	12.0%
Net sales cc1	$26.8	$23.8	$3.1	12.9%
Operating income	$1.2	$0.8	$0.4	50.8%
Operating income cc1	$1.1	$0.8	$0.3	41.5%

Walmart International
•Strong growth in net sales cc1, led by China, Walmex, and Flipkart
•Growth in eCommerce sales of 25%, with strength in store-fulfilled and advertising
•Gross margin expanded 12 bps over last year
•Operating expense leverage of 111 bps on strong growth in net sales and operating discipline
•Operating income cc1 growth of 41.5% with strength across markets

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week period ended April 28th, 2023 compared to the 13-week period ended April 29th, 2022, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	FY’24Q1	FY’23Q1	Change
Net Sales	$20.5	$19.6	$0.9	4.5%
Net Sales (ex. fuel)	$17.8	$16.5	$1.2	7.4%
Comp Sales (ex. fuel)[1]	7.0%	10.2%	NP	NP
Transactions	2.9%	10.0%	NP	NP
Average Ticket	4.0%	0.2%	NP	NP
eCommerce contribution to comp	~160 bps	~150 bps	NP	NP
Operating Income	$0.5	$0.5	$0.0	-0.4%

Sam’s Club U.S.
•Strong comp sales, led by food and consumables, and positive unit growth overall
•Growth in eCommerce of 19% led by curbside
•Strong growth in membership income, up 6.3%, with largest quarterly member sign-up on record
•Membership count and Plus penetration reached all-time highs in the quarter
•Active advertisers on Member Access Platform (MAP) have grown more than 50% year-over-year

1 Comp sales for the 13-week period ended April 28th, 2023 compared to the 13-week period ended April 29th, 2022, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

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Guidance

The following guidance reflects the Company’s expectations for the second quarter and fiscal year 2024 and is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results. Additionally, the Company’s guidance assumes a generally stable consumer and continued pressure from its mix of products and formats globally. The Company’s fiscal year guidance is based on the following previously disclosed FY23 figures: Net sales: $605.9 billion, adjusted operating income[1]: $24.6 billion, adjusted EPS[1] $6.29.

Second Quarter

Metric	Q2
Consolidated net sales (cc)	Increase approximately 4.0%
Consolidated operating income (cc)	Decline approximately 2.0%
Adjusted EPS	$1.63 to $1.68

Fiscal Year 2024[2]

Metric	FY 2024
Consolidated net sales (cc)	Increase approximately 3.5%
Consolidated operating income (cc)	Increase approximately 4.0%-4.5%, including an expected 100bps impact from LIFO
Interest, net	Increase approximately $600M v. LY
Effective tax rate	Approximately 26.5%
Non-controlling interest	Approximately $0.20 headwind to EPS v. LY
Adjusted EPS	$6.10 to $6.20, including an expected $0.14 impact from LIFO
Capital expenditures	Flat to up slightly v. LY, unchanged from prior guidance

[1] For relevant reconciliations, see Q4 FY23 earnings release furnished on Form 8-K on February 21, 2023.
[2] Our expectations are for Walmart U.S. and International to grow slightly faster than our prior view and for Sam’s Club growth to be consistent with our February guidance

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 240 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 20 countries. With fiscal year 2023 revenue of $611 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on Twitter at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Randy Hargrove – (800) 331-0085

Forward-Looking Statements

This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, consolidated operating expense, net interest expenses, non-controlling interest, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2024, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics (such as the COVID-19 pandemic) and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions, except per share data)	2023	2022	Percent Change
Revenues:
Net sales	$151,004	$140,288	7.6%
Membership and other income	1,297	1,281	1.2%
Total revenues	152,301	141,569	7.6%
Costs and expenses:
Cost of sales	115,284	106,847	7.9%
Operating, selling, general and administrative expenses	30,777	29,404	4.7%
Operating income	6,240	5,318	17.3%
Interest:
Debt	568	372	52.7%
Finance lease obligations	96	83	15.7%
Interest income	(107)	(36)	197.2%
Interest, net	557	419	32.9%
Other (gains) and losses	2,995	1,998	49.9%
Income before income taxes	2,688	2,901	(7.3)%
Provision for income taxes	792	798	(0.8)%
Consolidated net income	1,896	2,103	(9.8)%
Consolidated net income attributable to noncontrolling interest	(223)	(49)	355.1%
Consolidated net income attributable to Walmart	$1,673	$2,054	(18.5)%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.62	$0.75	(17.3)%
Diluted net income per common share attributable to Walmart	$0.62	$0.74	(16.2)%

Weighted-average common shares outstanding:
Basic	2,694	2,754
Diluted	2,704	2,765

Dividends declared per common share	$2.28	$2.24

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	April 30,	January 31,	April 30,
(Amounts in millions)	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$10,575	$8,625	$11,817
Receivables, net	7,647	7,933	7,674
Inventories	56,932	56,576	61,229
Prepaid expenses and other	3,357	2,521	2,500
Total current assets	78,511	75,655	83,220

Property and equipment, net	102,335	100,760	94,741
Operating lease right-of-use assets	13,679	13,555	13,971
Finance lease right-of-use assets, net	5,124	4,919	4,505
Goodwill	28,306	28,174	29,438
Other long-term assets	17,098	20,134	20,267
Total assets	$245,053	$243,197	$246,142

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$1,711	$372	$11,432
Accounts payable	54,268	53,742	52,926
Dividends payable	4,602	—	4,631
Accrued liabilities	27,527	31,126	21,061
Accrued income taxes	1,325	727	904
Long-term debt due within one year	3,975	4,191	3,580
Operating lease obligations due within one year	1,490	1,473	1,485
Finance lease obligations due within one year	607	567	511
Total current liabilities	95,505	92,198	96,530

Long-term debt	38,120	34,649	32,174
Long-term operating lease obligations	12,925	12,828	13,226
Long-term finance lease obligations	5,039	4,843	4,409
Deferred income taxes and other	13,999	14,688	13,943

Commitments and contingencies

Redeemable noncontrolling interest	234	237	260

Equity:
Common stock	269	269	275
Capital in excess of par value	5,248	4,969	4,587
Retained earnings	78,035	83,135	80,532
Accumulated other comprehensive loss	(11,147)	(11,680)	(8,498)
Total Walmart shareholders’ equity	72,405	76,693	76,896
Nonredeemable noncontrolling interest	6,826	7,061	8,704
Total equity	79,231	83,754	85,600
Total liabilities, redeemable noncontrolling interest, and equity	$245,053	$243,197	$246,142

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions)	2023	2022
Cash flows from operating activities:
Consolidated net income	$1,896	$2,103
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,845	2,680
Investment (gains) and losses, net	3,062	1,989
Deferred income taxes	(725)	(69)
Other operating activities	249	(59)
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	376	837
Inventories	(154)	(4,699)
Accounts payable	971	(1,640)
Accrued liabilities	(4,447)	(4,949)
Accrued income taxes	560	49
Net cash provided by (used in) operating activities	4,633	(3,758)

Cash flows from investing activities:
Payments for property and equipment	(4,429)	(3,539)
Proceeds from the disposal of property and equipment	47	35
Proceeds from disposal of certain operations, net of divested cash	48	—
Payments for business acquisitions, net of cash acquired	—	(598)
Other investing activities	(526)	(456)
Net cash used in investing activities	(4,860)	(4,558)

Cash flows from financing activities:
Net change in short-term borrowings	1,343	10,995
Proceeds from issuance of long-term debt	4,967	—
Repayments of long-term debt	(1,784)	(926)
Dividends paid	(1,538)	(1,543)
Purchase of Company stock	(686)	(2,408)
Sale of subsidiary stock	483	35
Other financing activities	(845)	(838)
Net cash provided by financing activities	1,940	5,315

Effect of exchange rates on cash, cash equivalents and restricted cash	154	49

Net increase (decrease) in cash, cash equivalents and restricted cash	1,867	(2,952)
Cash, cash equivalents and restricted cash at beginning of year	8,841	14,834
Cash, cash equivalents and restricted cash at end of period	$10,708	$11,882

Walmart Inc. Supplemental Financial Information (Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	April 30,			April 30,
(dollars in millions)	2023	2022	Percent Change	2023	2022	Percent Change
Walmart U.S.	$103,901	$96,904	7.2%	$4,984	$4,462	11.7%
Walmart International	26,604	23,763	12.0%	1,164	772	50.8%
Sam’s Club	20,499	19,621	4.5%	458	460	-0.4%
Corporate and support	—	—	—	(366)	(376)	-2.7%
Consolidated	$151,004	$140,288	7.6%	$6,240	$5,318	17.3%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	4/28/2023	4/29/2022	4/28/2023	4/29/2022	4/28/2023	4/29/2022
Walmart U.S.	7.2%	3.5%	7.4%	3.0%	-0.2%	0.5%
Sam’s Club	4.2%	17.0%	7.0%	10.2%	-2.8%	6.8%
Total U.S.	6.7%	5.6%	7.3%	4.0%	-0.6%	1.6%

Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2023.

	Three Months Ended April 30, 2023
	Walmart International		Consolidated
(Dollars in millions)	2023	Percent Change[1]	2023	Percent Change[1]
Total revenues:
As reported	$26,955	11.8%	$152,301	7.6%
Currency exchange rate fluctuations	230	N/A	230	N/A
Total revenues (cc)	$27,185	12.8%	$152,531	7.7%

Net sales:
As reported	$26,604	12.0%	$151,004	7.6%
Currency exchange rate fluctuations	226	N/A	226	N/A
Net sales (cc)	$26,830	12.9%	$151,230	7.8%

Operating income:
As reported	$1,164	50.8%	$6,240	17.3%
Currency exchange rate fluctuations	(72)	N/A	(72)	N/A
Operating income (cc)	$1,092	41.5%	$6,168	16.0%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Free Cash Flow
We define free cash flow as net cash provided by or used in operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $4.6 billion for the three months ended April 30, 2023, which represents an increase of $8.4 billion when compared to the same period in the prior year. The increase is primarily due to moderated levels of inventory purchases and timing of certain payments. Free cash flow for the three months ended April 30, 2023 was $0.2 billion, which represents an increase of $7.5 billion when compared to the same period in the prior year. The increase in free cash flow is due to the increase in operating cash flows described above, partially offset by an increase of $0.9 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow.

	Three Months Ended
	April 30,
(Dollars in millions)	2023	2022
Net cash provided by (used in) operating activities	$4,633	$(3,758)
Payments for property and equipment (capital expenditures)	(4,429)	(3,539)
Free cash flow	$204	$(7,297)

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the realized and unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three months ended April 30, 2023 by adjusting EPS for unrealized and realized gains and losses on the Company’s equity and other investments.

	Three Months Ended April 30, 2023
Diluted earnings per share:
Reported EPS				$0.62

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$1.13	$(0.27)	$(0.01)	$0.85

Adjusted EPS				$1.47
1 Tax impact calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 The reported effective tax rate was 29.5% for the three months ended April 30, 2023. Adjusted for the above item, the effective tax rate was 26.5% for the three months ended April 30, 2023.
3 Calculated based on the ownership percentages of our noncontrolling interests.

As previously disclosed in our first quarter ended April 30, 2022 press release, we have calculated Adjusted EPS for the three months ended April 30, 2022 by adjusting EPS for unrealized and realized gains and losses on the company’s equity and other investments.

	Three Months Ended April 30, 2022
Diluted earnings per share:
Reported EPS				$0.74

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.71	$(0.15)	—	$0.56

Adjusted EPS				$1.30
1 Tax impact calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 The reported effective tax rate was 27.5% for the three months ended April 30, 2022. Adjusted for the above item, the effective tax rate was 24.9% for the three months ended April 30, 2022.

Return on Investment
We include Return on Assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI.
ROA was 4.5 percent and 5.5 percent for the trailing twelve months April 30, 2023 and 2022, respectively. The decrease in ROA was primarily due to the decrease in net income, which was driven by lower operating income, partially offset by lapping debt extinguishment charges. ROI was 12.7 and 13.9 for the trailing 12 months ended April 30, 2023 and 2022, respectively. The decrease in ROI was primarily due to the decrease in operating income which included opioid legal charges and reorganization and restructuring charges recorded in Q3 and Q4 of fiscal 2023.
We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company’s ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA is as follows:

CALCULATION OF RETURN ON ASSETS
		Trailing Twelve Months
		Ended	April 30,
(Dollars in millions)		2023	2022
Numerator
Consolidated net income		$11,085	$13,232
Denominator
Average total assets[1]		245,598	241,362
Return on assets (ROA)		4.5%	5.5%

CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$21,350	$24,351
+ Interest income		323	163
+ Depreciation and amortization		11,110	10,679
+ Rent		2,301	2,270
ROI operating income		$35,084	$37,463

Denominator
Average total assets[1]		$245,598	$241,362
'+ Average accumulated depreciation and amortization[1]		108,730	100,315
'- Average accounts payable[1]		53,597	50,539
'- Average accrued liabilities[1]		24,294	21,216
Average invested capital		$276,437	$269,922
Return on investment (ROI)		12.7%	13.9%

	April 30,
Certain Balance Sheet Data	2023	2022	2021
Total assets	$245,053	$246,142	$236,581
Accumulated depreciation and amortization	113,164	104,295	96,334
Accounts payable	54,268	52,926	48,151
Accrued liabilities	27,527	21,061	21,371
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2